April 8, 2020
HollyFrontier Corporation Provides Business Update Related to COVID-19
DALLAS--(BUSINESS WIRE) -- HollyFrontier Corporation (NYSE: HFC) (“HollyFrontier” or the “Company”) today announced a business update in response to COVID-19. Due to the economic uncertainty in today’s environment, HFC is providing an update on its operations and balance sheet and announcing a revised 2020 capital budget.
“The health and safety of our employees, communities, and contractors remains our top priority as we navigate this challenging environment,” commented Mike Jennings, President and Chief Executive Officer. “HollyFrontier is implementing precautionary measures to protect our workforce so that we may continue to safely operate our facilities. We maintain a strong balance sheet and liquidity position precisely as a buffer against economic downturns such as we are experiencing today. While the COVID-19 pandemic is unprecedented, we believe our disciplined approach to capital allocation and leverage will help us to withstand current market conditions.”
Operational Update:
HollyFrontier is committed to producing the essential products necessary for our communities as long as it is safe to do so and has taken the following steps:

•
HollyFrontier is limiting onsite staff at all of our facilities to essential operational personnel only. As a result, the Company is carefully evaluating projects at the refinery and limiting or postponing non-essential projects and contractor work.

•	Based on market conditions, the Refining segment is currently running at approximately 70% of capacity.

•	In Lubricants and Specialty Products, the Company is withdrawing 2020 guidance for Rack Forward due to lack of visibility around global end market demand.
Capital Expenditures Update:
HollyFrontier is making the following initial revisions to its previously announced 2020 consolidated annual capex guidance:

•	The Company is reducing total consolidated capital expenditures by approximately 15% to a range of $525 – 625 million from its previously announced guidance of $623 – 729 million.

•	HollyFrontier remains committed to the strategic goal of producing renewable fuels and will continue with construction of the Renewable Diesel Unit at our Artesia refinery.

•	HollyFrontier will continue to evaluate market conditions and make further changes as circumstances dictate.
Current Liquidity:
HollyFrontier remains committed to a conservative capital structure and strives to be a preferred counterparty to its suppliers and customers. As of March 31, 2020:

•	HollyFrontier’s standalone (excluding HEP) liquidity stood at over $2.2 billion consisting of a cash balance of approximately $900 million and undrawn $1.35 billion credit facility maturing in 2022.

•	HollyFrontier’s earliest standalone (excluding HEP) debt maturity is $1 billion of Senior Notes due 2026, rated investment grade by S&P, Moody’s and Fitch.

•	HollyFrontier’s standalone (excluding HEP) debt to capital ratio was 14% and net-debt to capital ratio was 1%.
“We understand the critical role HollyFrontier plays in supporting our local workforce, communities and customers, and our principal goal is to maintain safe and reliable operations during this time,” said Jennings. “We also recognize the importance of being flexible and will continue to monitor COVID-19 developments and the dynamic market environment to properly address our business plan going forward.”
About HollyFrontier Corporation:
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P., a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier.
HFC Forward Looking Statement:

The statements contained herein relating to matters that are not historical facts are "forward-looking statements" within the meaning of the federal securities laws, including statements with respect to our strategic goals and capital expenditures. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that such expectations reflected in such forward-looking statements are reasonable, we cannot give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. These risks and uncertainties include, among other things, various risks and uncertainties associated with the extraordinary market environment and impacts resulting from the COVID-19 pandemic. Such risk and uncertainties include, but not limited to:

•           uncertainty regarding the length of time it will take for the United States, Canada, and the rest of the world to slow the spread of the COVID-19 virus to the point where applicable authorities are comfortable easing current restrictions on various commercial and economic activities; such restrictions are designed to protect public health but also have the effect of significantly reducing demand for refined products;
•           risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum or lubricant products in HollyFrontier's markets;
•           the demand for and supply of crude oil, refined products and lubricant products;
•            uncertainty regarding actions by foreign and domestic suppliers of crude oil;
•           the spread between market prices for refined products and market prices for crude oil;
•           the possibility of constraints on the transportation of refined products or lubricants;
•           the possibility of inefficiencies, curtailments or shutdowns in refinery or lubricants operations or pipelines;
•           effects of governmental and environmental regulations and policies;
•           the availability and cost of financing to HollyFrontier;
•           the effectiveness of HollyFrontier's capital investments and marketing strategies;
•           HollyFrontier's efficiency in carrying out and consummating construction projects;

•           the ability of HollyFrontier to acquire refined product or lubricant product operations or pipeline and terminal operations on acceptable terms and to integrate any future acquired operations;
•           the possibility of terrorist attacks and the consequences of any such attacks;
•           general economic conditions; and
•           other financial, operational and legal risks and uncertainties detailed from time to time in HollyFrontier's Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, HollyFrontier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HollyFrontier Corporation
Craig Biery, 214-954-6510
Director, Investor Relations
or
Trey Schonter, 214-954-6510
Investor Relations